As filed with the Securities and Exchange Commission on January __, 2005

                                                  REGISTRATION NO. 333-_________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                   -----------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                    -----------------------------------------
                                SPATIALIGHT, INC.
             (Exact name of registrant as specified in its charter)

           NEW YORK                                              16-1363082
(State or other jurisdiction of                                 (IRS Employer
incorporation or organization)                               Identification No.)

                        FIVE HAMILTON LANDING, SUITE 100
                            NOVATO, CALIFORNIA 94949
                                 (415) 883-1693
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                    -----------------------------------------
                                 Robert A. Olins
                             Chief Executive Officer
                                SpatiaLight, Inc.
                        Five Hamilton Landing, Suite 100
                            Novato, California 94949
                                 (415) 883-1693
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                    -----------------------------------------
                                   COPIES TO:

                                Melvin Katz, Esq.
                                 Bryan Cave LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 541-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    FROM TIME TO TIME AS DESCRIBED IN THE PROSPECTUS AFTER THE EFFECTIVE DATE
                        OF THIS REGISTRATION STATEMENT.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                          CALCULATION OF REGISTRATION FEE
===================================================== ================== ==================== ==================== ================
                                                                          Proposed Maximum         Proposed           Amount of
               Title of Each Class of                       Amount         Offering Price      Maximum Aggregate    Registration
            Securities to be Registered                to be Registered     Per Share (1)     Offering Price (1)         Fee
----------------------------------------------------- ------------------ -------------------- -------------------- ----------------
Common Shares, par value $.01 per share (underlying    1,028,807 Shares         $5.04             $5,185,187           $610.30
principal outstanding under notes convertible at
$9.72 per share) (2)
----------------------------------------------------- ------------------ -------------------- -------------------- ----------------
Common Shares, par value $.01 per share (underlying     885,827 Shares          $5.04             $4,464,568           $525.48
interest under notes) (2)
----------------------------------------------------- ------------------ -------------------- -------------------- ----------------
Common Shares, par value $.01 per share (underlying     514,403 Shares          $5.04             $2,592,591           $305.15
principal under additional notes convertible at
$9.72 per share) (2)
----------------------------------------------------- ------------------ -------------------- -------------------- ----------------
Common Shares, par value $.01 per share (underlying     442,913 Shares          $5.04             $2,232,282           $262.74
interest under additional notes) (2)
----------------------------------------------------- ------------------ -------------------- -------------------- ----------------
Common Shares, par value $.01 per share (shares         125,000 Shares          $5.04              $630,000            $74.15
issued upon exercise of unregistered warrants)
----------------------------------------------------- ------------------ -------------------- -------------------- ----------------
Common Shares, par value $.01 per share (shares          50,000 Shares          $5.04              $525,000            $29.66
issued upon exercise of unregistered warrant)
===================================================== ================== ==================== ==================== ================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices reported on The NASDAQ SmallCap Market on January 26, 2005.

(2) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional or lesser number of shares as may be offered or issued to the selling shareholders, by reason of the anti dilution provision of the 2004 Notes (as defined in the attached Prospectus).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                              SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED January __, 2005

                                SPATIALIGHT, INC.

                             3,046,950 COMMON SHARES

      This Prospectus relates to the resale of up to 3,046,950 of our common shares, par value $.01 per share (which we refer to in this Prospectus as the "Shares"), by certain Selling Shareholders listed in this Prospectus under the section entitled "Selling Shareholders." These Shares include 2,871,950 Common Shares being offered by the Selling Shareholders which are issuable upon (1) conversion of up to $15,000,000 principal amount of Senior Secured Convertible Notes (2004 Notes) (including convertible notes issuable upon exercise of additional investment rights (the AIR) that were issued pursuant to a Securities Purchase Agreement dated as of November 30, 2004) and (2) as interest on the 2004 Notes (please see "Senior Secured Convertible Debt Financing" under "General and Recent Developments" for a detailed description of the financing transaction pursuant to which the Selling Shareholders acquired or have the right to acquire such Shares). These Shares also include 125,000 shares, which were issued to an investor, upon the exercise of unregistered warrants at an exercise price of $3.50, which warrants were originally issued to a consultant and were subsequently assigned to such investor; and 50,000 common shares which were issued to the same consultant, upon exercise of an unregistered warrant at an exercise price of $3.50, granted for services rendered. Our common shares are traded on The NASDAQ SmallCap Market under the symbol "HDTV." On January 27, 2005, the last sale price of our common shares as reported on The NASDAQ SmallCap Market was $4.81 per share.

      Together with this registration statement, we are concurrently filing on Form S-3 (Registration Number 333-_______) a registration statement for the sale of up to 2,000,000 of our common shares, on a delayed or continuing basis, and a registration statement on Form S-8 (Registration Number 333-_______) for the sale, from time to time, of 2,000,000 of our common shares underlying options granted under our 1999 Stock Option Plan.

      The Selling Shareholders do not intend to employ the services of an underwriter. The Selling Shareholders, directly or through agents or dealers who may be considered underwriters, may sell all or some of their Shares that are the subject of this Prospectus on terms to be determined at the time of sale. We will not receive any of the proceeds from the sale of the Shares being offered hereby for the account of the Selling Shareholders. Such proceeds will be received by the Selling Shareholders.


      Our principal executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949, and our telephone number is (415) 883-1693.

      AN INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                            ------------------------

                The date of this Prospectus is January __, 2005.

                                TABLE OF CONTENTS

                                                                             PAGE
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.......................1

GENERAL AND RECENT DEVELOPMENTS.................................................1

RISK FACTORS....................................................................4

ABOUT SPATIALIGHT..............................................................14

USE OF PROCEEDS................................................................16

SELLING SHAREHOLDERS...........................................................17

DESCRIPTION OF COMMON SHARES...................................................19

LEGAL MATTERS..................................................................21

EXPERTS........................................................................21

WHERE TO FIND MORE INFORMATION.................................................22

DOCUMENTS INCORPORATED BY REFERENCE............................................22

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES.............................. .................................23

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements and information contained in this Prospectus concerning our future, proposed and anticipated activities, certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the electronics industry in general; and other statements contained in this Prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined under applicable securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed below under "Risk Factors."

                         GENERAL AND RECENT DEVELOPMENTS

      We are in the business of manufacturing high-resolution liquid crystal on silicon (LCoS) microdisplays that provide high-resolution images suitable for applications including high definition television, rear projection computer monitors and video projectors, and potential applications such as those used in wireless communication devices, portable games and digital assistants. Our imagEngine(TM) microdisplays are designed for use in end products of original equipment manufacturers (OEMs), and therefore we work closely with customers and prospective customers to incorporate our microdisplays into their final products. We lease clean room space in California where we currently manufacture our SpatiaLight imagEngine(TM) microdisplays in limited commercial quantities. We are currently constructing a manufacturing facility in the Republic of Korea, which is discussed in greater detail later in "General and Recent Developments." Internal manufacturing is subject to certain risks described under "Risk Factors."

      To date, we have completed deliveries of our microdisplay products to our customers in limited quantities. A substantial portion of such delivered products have been to our customers located in China. Commencing in the first quarter of 2005, we expect that a greater percentage of future deliveries will be made to LG Electronics, Inc. (LGE) our Korean customer, pursuant to their purchase agreement with us. The loss of LGE as a customer, or any delays in our delivery schedule to LGE, could harm our future sales or results of operations; and our substantial dependence on one customer is subject to risks set forth in "Risk Factors." See below for a more detailed discussion of our agreement with LGE. We are currently developing working relationships with other prospective customers, located primarily in Japan and other parts of the Pacific Rim region. While we have made significant progress with respect to product integration and negotiating purchase orders with certain of these prospective customers, we cannot be certain that we will receive any purchase orders binding on any of these companies for their purchase of our products in the near future.

      Senior Secured Convertible Debt Financing

      As of November 30, 2004, we completed a non-brokered private placement of $10 million original principal amount of 10% senior secured 2004 Notes (the 2004 Notes), due November 30, 2007 (the November Transaction or November Financing). Under the terms of the November Transaction, the purchasers of the 2004 Notes, who, upon conversion of such notes shall become Selling Shareholders, have a nine-month right to purchase, expiring August 31, 2005, up to an additional $5 million principal amount of notes subject to the same terms and conditions, including the $9.72 conversion price, as the 2004 Notes issued in the November Financing (the AIR). The 2004 Notes are convertible, at the option of the holders, into SpatiaLight common shares at the conversion price of $9.72 per share. At the conversion price, each $1,000 principal amount of the 2004 Notes is convertible into 102.88 of our common shares. The conversion price of the principal amount of the 2004 Notes is equal to a 25% premium above the ten-day trailing average of the volume weighted average price of our common shares ended November 29, 2004, which was $7.78. For more information about the purchasers in the November Financing, see "Selling Shareholders."

      The 2004 Notes bear interest at an annual rate of 10%, payable quarterly, and are senior secured obligations of SpatiaLight. The interest is payable in cash or our common shares at our option. In the event that we elect to pay interest with our common shares, the value of such shares shall be equal to the 20-day trailing average of the volume weighted average price of our common shares at the end of each quarterly interest period. We are and expect to continue using the net proceeds from the transaction to fund construction and equipping of our state of the art manufacturing facility in the Republic of Korea and for general working capital purposes.

      As a condition to our entering into the November Transaction and pursuant to the November Transaction documents (the Transaction Documents), the investors required Argyle Capital Management Corporation (Argyle), a company wholly owned and controlled by Robert A. Olins, Chief Executive Officer and a Director of SpatiaLight, to enter into an intercreditor and subordination agreement (the Intercreditor Agreement) pursuant to which Argyle agreed to subordinate our obligations to Argyle and the senior security interest in substantially all of the assets of SpatiaLight that were granted under certain notes (the Argyle Notes) to the interest represented by the investors in the November Transaction.

      In consideration for Argyle entering into the Intercreditor Agreement and because, by their terms, the Transaction Documents prohibit the use of the proceeds of the November Financing to repay Company debt, our Board of Directors (Mr. Olins did not participate in this matter as a member of the Board) authorized SpatiaLight to enter into an extension and modification agreement between SpatiaLight and Argyle with respect to the Argyle Notes (the Extension Agreement). The Argyle Notes were originally issued in 1998 in exchange for $1,188,000 in cash and, prior to the November Financing, the due date of the Argyle Notes was extended from December 31, 2003 to June 30, 2005. The Argyle Notes accrue interest at a contractual annual rate of 6%. Both principal and interest under the Argyle Notes are convertible into our common shares at $0.50 per share. Pursuant to the Extension Agreement, the due date of the Argyle Notes was extended to December 31, 2008, and we issued 498,764 common shares to Argyle as prepayment of interest payable of $249,382 for the period June 30, 2005 through December 31, 2008. In connection with the Intercreditor Agreement, the Board also authorized the reimbursement of $50,000 to Argyle for a fee that Argyle was required to pay to a bank to relinquish the bank's previously existing security interest in the assets of our Company.

      Under the terms of the November Transaction, Robert A. Olins, the Chief Executive Officer and a director of SpatiaLight, and another shareholder of SpatiaLight (the Commitment Shareholder), jointly and severally committed, in the event that the Board determines that such financing is necessary, to provide us with up to $6 million in future financing on terms and conditions to be determined at the time of any such transaction. That financing commitment shall be reduced by any funds that SpatiaLight receives from future sales or exercises of its equity, debt or derivative securities, including the sale of our common shares under the Prospectus that we filed with the SEC on January 28, 2005, as part of a "shelf" registration process.

      In consideration for the financing commitment by the Commitment Shareholder, we agreed to reduce by $600,000 the amount owed by the Commitment Shareholder to us under that certain warrant installment agreement, dated as of October 14, 2002 (the Installment Agreement). Mr. Olins advised the Board that any consideration that the Board determined was owed to Mr. Olins for the financing commitment should instead be given as consideration to the Commitment Shareholder for its participation in the financing commitment. As a result, Mr. Olins was not, and is not to be, compensated for his participation in the financing commitment and the Board weighed that fact in their negotiation with the Commitment Shareholder with respect to amending the Installment Agreement. Pursuant to the Installment Agreement, in November 2002, the Commitment Shareholder exercised its warrant to purchase 746,268 common shares at the exercise price of $2.00 per share, for an aggregate purchase price of $1,492,536. Under the Installment Agreement, the Commitment Shareholder is required to make periodic installment payments towards such aggregate purchase price. There is a 6% annual interest rate with respect to the balance of the share purchase price owed to us and all accrued interest is due with the final payment. All of the shares were issued in 2003, but are held in escrow by SpatiaLight pending receipt of the remaining adjusted principal balance of $240,277 (reflecting the purchase price reduction) plus accrued interest, which is due in periodic payments, with the final payment due on or before May 17, 2005. We will not give any further financial consideration to the Commitment Shareholder for such financing commitment.

      Agreement with LG Electronics, Inc.

      In July 2004, we entered into an agreement with LGE, providing for us to sell a specially tailored version of our T-3 LCoS Sets to LGE. Under the agreement, LGE agreed to purchase from us a minimum of 21,000 LCoS Sets over an initial six-month delivery period. Based upon progress to date, we currently anticipate that the initial six-month delivery period for the LCoS Sets will begin in March 2005, subject to LGE's completion of pre-production requirements. Under the agreement, commencing in the first delivery month, LGE is required to provide us with rolling monthly firm purchase orders six months in advance of the scheduled delivery and rolling twelve-month advance projections of its anticipated future orders. Although the agreement does not contain any minimum purchase requirements after the initial six-month delivery period, it projects that LGE will commence larger mass-production scale purchases of LCoS Sets from us in the seventh delivery month, which we currently expect to occur in the third quarter of 2005. The agreement is scheduled to have a two-year delivery term with monthly deliveries of LCoS Sets. All of the rights and obligations of the parties under the agreement are subject to a limited quantity of trial LCoS Sets, a majority of which has been delivered to LGE, meeting certain final technical specifications. Under the agreement, LGE and we have agreed to work together to the extent necessary to ensure that the trial LCoS Sets meet the final specifications. Since the signing of the agreement, we have been actively working together with LGE developing LCoS rear projection television products.

      The agreement provides that we will be the exclusive supplier of three-chip LCoS microdisplay products to LGE in 2005 and potentially in 2006 as well. LGE will have the exclusive right in Korea to purchase T-3 microdisplay products from SpatiaLight in 2005 and potentially in 2006 as well.

      The agreement with LGE occurred as the result of LGE and us working together pursuant to a joint development agreement entered into in May 2003. During the course of that work, we made specially tailored modifications to our new generation of T-3 microdisplays for LGE's development of a new line of state-of-the-art high definition televisions.

      In January 2005, LGE announced in a joint press release with us that they are currently planning an initial rollout of 71-inch and 62-inch LCoS televisions incorporating our LCoS Sets commencing in the second quarter of 2005, subject to the completion of pre-production requirements. LGE also announced that its initial product rollout will be into the United States, Korean and Australian consumer markets, with future plans for expansion into other markets.

      Purchase Orders Received From Chinese and Taiwanese OEMs

      To date, we have received purchase orders for our microdisplay products from several Chinese original equipment manufacturers (OEMs) and we have made product shipments in limited quantities to most of such customers. Please see "About SpatiaLight" for a more detailed discussion of the current status of our business in China.

      Construction of Manufacturing Facility in the Republic of Korea

      In July 2004, we formed SpatiaLight Korea, Inc. (SLK), a corporation of the Republic of Korea and wholly-owned subsidiary of SpatiaLight, Inc., for the purpose of establishing a large-scale manufacturing facility in Korea and for facilitating business relationships in Korea and throughout all of Asia.

      In September 2004, we entered into a fifty year term lease with the Gyeongnam provincial government for 8.3 acres of undeveloped land in Jinsa, Gyeongnam province in the Republic of Korea. We leased the land for the purpose of constructing a state-of-the-art manufacturing facility with the anticipated capacity to meet mass production-scale demand from our customers and prospective customers. We have received a 100% land lease payment exemption because the land has been designated a "free economic zone" by the Korean national government and the Korean government also certified us as a "high technology" company.

      In October 2004, we contracted with Sung Do Engineering, a designer and manufacturer of high-tech processing plants, as the lead contractor for constructing our new manufacturing facility in Jinsa. In October 2004, Sung Do Engineering commenced construction of our new facility. Under the agreement with Sung Do Engineering, we are required to make periodic payments for an aggregate total of 4,400,000,000 Korean Won (approximately $3,800,000) over a four-month period concluding in the first quarter of 2005. We have made payments of $1,250,000 to the contractor to date. Construction has progressed according to our plans to date and we expect that construction of the manufacturing facility will be completed and the facility will be fully operational by the end of the first quarter of 2005.

Change in Independent Registered Public Accounting Firm

      In December 2004 SpatiaLight and BDO Seidman, LLP (BDO) mutually agreed that BDO would resign as our independent registered public accounting firm and on December 6, 2004, we received a letter from BDO confirming such resignation. Later in December 2004, the Audit Committee of our Board engaged Odenberg, Ullakko, Muranishi & Co. LLP (OUM) as our independent registered public accounting firm.

                                  RISK FACTORS

THE SHARES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO SECURITIES OF
SPATIALIGHT, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS:

WE HAVE A HISTORY OF LOSSES AND MAY INCUR LOSSES IN THE FUTURE AND THEREFORE CANNOT ASSURE YOU THAT WE WILL ACHIEVE PROFITABILITY.

We have incurred losses to date and have experienced cash shortages. For the nine months ended September 30, 2004, we incurred net losses of approximately $6,428,000. In addition, we had an accumulated deficit of $64,702,000 as of September 30, 2004. We expect additional losses as we continue spending for production and other business activities as well as further research and development of our products. As a result, we will need to generate substantial sales to support our costs of doing business before we can begin to recoup our operating losses and accumulated deficit and achieve profitability.

WHILE WE HAVE OBTAINED FINANCING AND FINANCING COMMITMENTS THAT WE EXPECT WILL BE SUFFICIENT TO FUND OUR CURRENTLY ANTICIPATED FINANCIAL NEEDS THROUGH THE SECOND QUARTER OF 2006, IF WE ARE UNABLE TO OBTAIN FURTHER FINANCING IN THE FUTURE OR GENERATE REQUIRED WORKING CAPITAL FOR FUTURE CAPITAL NEEDS, OUR ABILITY TO OPERATE COULD SUFFER OR CEASE.

Our operations to date have consumed substantial amounts of cash and will continue to require substantial amounts of capital in the future. In order to remain competitive, we must continue to make significant investments essential to our ability to operate profitably, including further investments in research and development, equipment, facilities and production activities. Our financial condition and liquidity have been strongly assisted through private sales of our common shares, the $10 million, less expenses, raised by us in the November Financing, the sale in December 2003 of one million of our common shares which were registered for sale by means of a "shelf" registration process, and $4,122,122 raised through exercises of stock options and warrants during 2004 and through January 26, 2005. The purchasers in the November Financing also have the option to invest an additional $5 million as more fully described in "General and Recent Developments." In addition, Robert A. Olins, Chief Executive Officer and a director of SpatiaLight and another shareholder of SpatiaLight, jointly committed to provide us up to $6 million in future financing, subject to the conditions more fully described in "General and Recent Developments." Despite these factors, we may still require additional financing to satisfy our increasing working capital requirements in the future. Reliance on private equity purchase agreements and public offerings and exercises of derivative securities to finance our future operations entails the additional risks of default by purchasers under such equity purchase agreements or our inability to sell publicly registered shares and an insufficient number of warrants being exercised owing to the prevailing market prices of our underlying common shares. In the event that additional financing is necessary in the future and we are unable to obtain further financing on satisfactory terms, or we are unable to generate sales sufficient to offset our costs, or if our costs of development and operations are greater than we anticipate, we may be unable to increase the size of our business at the rate desired or may be required to delay, reduce, or cease certain of our operations, any of which could materially harm our business and financial results.

THE OBLIGATIONS ARISING FROM THE NOVEMBER FINANCING RESTRICT OUR FUTURE FINANCING ALTERNATIVES AND MAY RESULT IN FINANCIAL DIFFICULTIES FOR US IN THE FUTURE.

The $10,000,000 2004 Notes issued pursuant to the November Financing bear a high rate of interest and are not prepayable, in whole or in part, prior to their maturity on November 30, 2007. Therefore, we do not have the ability to refinance the 2004 Notes with debt obligations bearing more favorable terms to the Company or out of the proceeds of an equity financing until their above-noted maturity date. (However, we have the right to force conversion of the 2004 Notes into our common shares in the event that our common shares trade above 150% of the initial conversion price of such Notes for a specified time period after the first anniversary of the closing of the November Financing). Furthermore, the 2004 Notes are secured by virtually all of the assets of our Company, although the terms of the November Financing provide for the subordination of the security interests of the 2004 Notes to the security interest involved in accounts receivable, contractual rights, inventory or similar financing from a bank or other institution if we succeed in obtaining such financing. Because all of our assets, other than those located in Korea, have been pledged to the holders of the 2004 Notes, it may be difficult for us to obtain future debt financing. If we default in meeting our obligations under the 2004 Notes, the indebtedness which they evidence will become immediately due and payable, and the holders of such 2004 Notes will be entitled to foreclose on our assets to the serious detriment of our future operations. As noted elsewhere in this Prospectus, the 2004 Notes are convertible into our common shares and the issuance of such shares (including any shares issued in payment of interest on such Notes) may have a dilutive effect on the value of our outstanding common shares.

WE ARE SUBJECT TO LENGTHY DEVELOPMENT PERIODS AND PRODUCT ACCEPTANCE CYCLES, WHICH MAY SIGNIFICANTLY HARM OUR BUSINESS.

Our business model requires us to develop microdisplays that perform better than existing technologies, manufacture our SpatiaLight imagEngine(TM) microdisplays and/or display units in bulk, and sell the resulting microdisplays and/or display units to original equipment manufacturers that will then incorporate them into their products. Original equipment manufacturers make the determination during their product development programs whether or not to incorporate our SpatiaLight imagEngine(TM) microdisplays and/or display units in their products. This requires us to invest significant amounts of time and capital in designing our SpatiaLight imagEngine(TM) microdisplays and/or display units before we can be assured that we will generate any significant sales to our customers or even recover our investment. If we fail to recover our investment in the SpatiaLight imagEngine(TM) microdisplays and/or display units, it could seriously harm our financial condition. In addition, the time period that our products may be demanded by our customers could be limited by the acceptance of new technologies developed by our competitors.

WE  INCUR  SUBSTANTIAL   OPERATIONAL  AND  RESEARCH  AND  DEVELOPMENT  COSTS  IN
CONNECTION WITH PRODUCTS AND TECHNOLOGIES THAT MAY NOT BE SUCCESSFUL.

We currently have ten full-time engineering and thirteen full-time manufacturing personnel based in California working on microdisplays. We are currently actively hiring personnel for our manufacturing facility to be located in the Republic of Korea. We expect to hire approximately five engineers and forty-five manufacturing personnel in Korea by the end of the first quarter of 2005 and an additional five engineers and 150 manufacturing personnel by the end of 2005. This staffing creates significant operational and research and development costs that may not be recouped. Even if our current microdisplays become accepted and/or successful, we must continue to use, and may increase in number, our engineering and manufacturing personnel to develop future generations of our microdisplays because of the rapid technological changes in our industry. As a result, we expect to continue incurring significant operational and research and development costs.

WE ARE CURRENTLY MANUFACTURING AND SHIPPING OUR MICRODISPLAYS IN LIMITED COMMERCIAL QUANTITIES, BUT UNANTICIPATED DIFFICULTIES IN MANUFACTURING OUR MICRODISPLAYS IN LARGER QUANTITIES MAY MAKE IT DIFFICULT TO MEET CUSTOMER DEMANDS FROM TIME TO TIME AND OUR OPERATING RESULTS COULD BE SIGNIFICANTLY HARMED BY SUCH DIFFICULTIES.

We need to work closely with our manufacturing sources to assure production of our current microdisplays. Problems in production or lower than expected manufacturing yields could significantly harm our business because we will have already incurred the costs for the materials used in the microdisplay manufacturing process. These problems could cause delays that might lead our current and prospective customers to seek other sources.

We currently obtain silicon backplanes, a vital component in our microdisplays, from the Far East. Some Asian countries are subject to earthquakes, typhoons and political instability. Unless we obtain an alternative source, any disruption or termination of our silicon manufacturing source's operation in Taiwan or air transportation with the Far East could significantly harm our operations.

Our microdisplays are assembled by combining the silicon backplanes with electronic components. The design and manufacture of liquid crystal displays and display units are highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. We lease clean room space in California where we currently manufacture our SpatiaLight imagEngine(TM) microdisplays. We believe that these current arrangements provide us with strong quality controls and effectively protect our proprietary technology in our products, but the risks discussed above associated with the highly complex processes of manufacturing these liquid crystal microdisplays remain applicable.

We continue to have working arrangements with the manufacturer of the light engines and lamps required in the assembly of our display units. We have entered into an agreement for the supply of prisms and filters which are also required for the assembly of such units. We do not have other such written agreements which are binding upon the manufacturers of the other components and no such manufacturer is bound to furnish us with any specific quantities of their products at previously specified prices. At this date, we are not aware that any of our component manufacturers has a known shortage of critical material.

Because the manufacture of our SpatiaLight imagEngine(TM) microdisplays involves highly complex processes and technical problems may arise as we manufacture our liquid crystal microdisplays, we cannot assure the manufacturing yields of our products. Current purchase orders and future purchase orders, which we cannot assure, will require us to produce greater quantities of our microdisplay products than we have produced in the past. Problems in production, including problems associated with increasing our production output or lower than expected manufacturing yields could significantly harm our business and operating results. In addition, the complexity of our manufacturing processes will increase as the sophistication of our microdisplays and display units increases, and such complexities may lend to similar difficulties that could harm our business and operating results.

WHILE WE INTEND TO OPEN A MANUFACTURING FACILITY IN THE REPUBLIC OF KOREA AS THE PRINCIPAL FACILITY FOR MANUFACTURING OUR MICRODISPLAY PRODUCTS, WE MAY ENCOUNTER DELAYS OR DEFECTS IN COMPLETION OF THE FACILITY, DIFFICULTIES IN TRANSITIONING OUR MANUFACTURING OPERATIONS AND DIFFICULTIES IN MAINTAINING OUR QUALITY CONTROLS OVER THE MANUFACTURING AND PRODUCTION PROCESSES, ANY OF WHICH WOULD BE LIKELY TO CAUSE SIGNIFICANT HARM TO OUR BUSINESS.

Our decision to locate our principal manufacturing operations in the Republic of Korea may cause us to encounter one or more potential problems that could harm our business. Such potential problems could arise in connection with completing proper construction on the facility to our specifications in a timely manner to allow us to meet the product demand from our customers, which would negatively impact our ability to sustain current purchase orders and enter into new purchase order arrangements with our current and prospective customers. Other problems may arise in the training of employees, which may occur as the result of cultural or language differences, which may create misunderstandings or cause inefficiencies in our operations. The geographic separation between our corporate offices in the United States and our principal manufacturing operation in Korea could result in managerial or supervisory problems, which could lead to decreased quality controls and a subsequent material harm to our business.

GEOPOLITICAL CONDITIONS OR POTENTIAL MILITARY CONFLICTS BETWEEN ALLIES THE UNITED STATES AND THE REPUBLIC OF KOREA AND NORTH KOREA MAY NEGATIVELY IMPACT OUR BUSINESS.

We intend to operate our principal manufacturing operations in the Republic of Korea commencing in the first quarter of 2005 and our largest expected customer, LG Electronics, resides in the Republic of Korea. The Republic of Korea and North Korea are technically at war with each other, despite the sanctioned existence of the Demilitarized Zone and the relative absence of physical conflict for several decades. Any escalation in the existing military conflict between these countries or any commencement, or perceived commencement of a military conflict between the United States and North Korea, may limit our ability to effectively operate our manufacturing facility in the Republic of Korea and also may substantially limit our ability to sell products into the Republic of Korea because of the negative economic, physical or other destructive impact that such a conflict could have on our key customer. Any such disruptions to our manufacturing operations and/or ability to consummate sales to a substantial customer could adversely affect the development of our business and our financial condition.

IF MARKETS FOR OUR PRODUCTS DO NOT CONTINUE TO DEVELOP, OUR BUSINESS WILL LIKELY BE SIGNIFICANTLY HARMED.

Various target markets for our microdisplays, including high-definition televisions, projectors, monitors, and portable microdisplays, are uncertain and may be slow to develop. In addition, companies in those markets could utilize competing technologies. High-definition television has only recently become available to consumers, and widespread market acceptance, although anticipated, is uncertain. In addition, the commercial success of the portable microdisplay market is uncertain. The acceptance of our SpatiaLight imagEngine(TM) microdisplays and/or display units will be dependent upon the pricing, quality, reliability and useful life of these units compared to competing technologies, as to which there can be no assurance. In order for us to succeed, not only must we offer end-product manufacturers better and less expensive microdisplays than our competitors, but the manufacturers themselves must also develop commercially successful products using our microdisplays. SpatiaLight's marketing efforts are focused on developing strategic customer relationships with television OEMs, who are located principally in the Pacific Rim region. Our failure to sell our microdisplays to such manufacturers or the failure of the ultimate target markets to develop as we expect will negatively effect our anticipated growth.

IF OUR MICRODISPLAYS DO NOT BECOME WIDELY ACCEPTED BY OUR CUSTOMERS OR THE END-USERS, OUR BUSINESS COULD BE SIGNIFICANTLY HARMED.

Our microdisplays may not be accepted by a widespread market. Even if we successfully obtain customer orders, our customers may determine not to introduce or may terminate products utilizing the technology for a variety of reasons, including the following:

      o     superior technologies developed by our competitors;

      o     price considerations; and

      o     lack of anticipated or actual market demand for the products.

We currently have purchase order agreements with a limited number of customers. Despite our reasonable efforts to retain these customers and obtain new customers, we may not be successful in either of these regards. The loss of any one or more of these customers or a failure to obtain new customers could materially harm our business and financial condition.

WE MAY BECOME LARGELY DEPENDENT ON ONE CUSTOMER FOR OUR FUTURE REVENUES, AND FAILURE TO EXPAND OUR CUSTOMER BASE OR RECEIVE ADDITIONAL ORDERS FROM OUR EXISTING CUSTOMER BASE WILL MAKE US VULNERABLE TO SUBSTANTIAL LOSS OF POTENTIAL REVENUES.

Commencing in the first quarter of 2005, it is likely that a substantial percentage of our anticipated revenues will be derived from LGE, based upon our agreement with LGE. If we cannot diversify our customer base or derive increased revenues from our existing customer base through additional purchase orders and product deliveries, and therefore become primarily reliant on only one customer for a substantial percentage of our anticipated revenues, we will be vulnerable to a substantial decline in anticipated revenues if we lose LGE as a customer for any reason or if LGE were to otherwise reduce, delay or cancel its orders. Any such events could cause a material adverse effect on our business, operations and financial condition and the value of our common shares could decline substantially.

Our ability to retain and receive additional purchase orders from our current customers and to attract and receive purchase orders from prospective customers may depend upon the acceptance of LGE's products in the consumer marketplace. If LGE's television products incorporating our LCoS technology are not commercially successful, demand for our products from our current and prospective customers may not materialize, which could negatively impact our results of operations and our financial condition.

WE CANNOT ASSURE YOU THAT WE WILL OBTAIN ADDITIONAL PURCHASE ORDERS FROM OUR CURRENT OR PROSPECTIVE CUSTOMERS, OR, IF WE DO, THAT SUCH ORDERS WILL GENERATE SIGNIFICANT REVENUES.

Even though we have received purchase orders for our microdisplay products from a major Korean OEM and from several Chinese OEMs and we may receive additional purchase orders from our prospective customers, we may have problems implementing volume production of such microdisplay products. Furthermore, sales to manufacturers in the electronics industry are subject to severe competitive pressures, rapid technological change and product obsolescence. Manufacturers may, at any time, cancel purchase orders or commitments or reduce or delay orders, thereby increasing our inventory and overhead risks. Therefore, despite the purchase orders received from current customers and other purchase orders that we may receive from prospective customers, we cannot assure you that these agreements will result in significant revenues to us.

IF OUR CUSTOMERS' PRODUCTS ARE NOT SUCCESSFUL, OUR BUSINESS WOULD BE MATERIALLY HARMED.

We do not currently sell any products to end-users. Instead, we design and manufacture various product solutions that our customers (i.e., OEMs) may incorporate into their products. As a result, our success depends almost entirely upon the widespread market acceptance of our customers' products. Any significant absence of, or slowdown in the demand for our customers' products would materially harm our business.

Our dependence on the success of the products of our customers exposes us to a variety of risks, including our need to do the following:

      o maintain customer satisfaction with our design and manufacturing services;

      o match our design and manufacturing capacity with customer demand and maintain satisfactory delivery schedules;

      o anticipate customer order patterns, changes in order mix, and the level and timing of orders that we can meet; and

      o adjust to the cyclical nature of the industries and markets we serve.

Our failure to address these risks may cause us to lose sales or for sales to decline.

THE ELECTRONICS INDUSTRY IS HIGHLY COMPETITIVE, WHICH MAY RESULT IN LOST SALES OR LOWER GROSS MARGINS.

We serve highly competitive industries that are characterized by price erosion, rapid technological change and competition from major domestic and international companies. This intense competition could result in downward pricing pressures, lower sales, reduced margins and lower market share. Some of our competitors have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution and other resources than we possess. As a result, they may be able to introduce new products and respond to customer requirements more quickly and effectively than we can.

Our competitive position could suffer if one or more of our customers decide to design and manufacture their own microdisplay products, to contract with our competitors, or to use alternative technologies. In addition, our customers typically develop a second source. Second source suppliers may win an increasing share of a program. Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

      o     our success in designing and manufacturing new display technologies;

      o     our ability to address the needs of customers;

      o the quality, performance, reliability, features, ease of use, pricing, and diversity of our display products;

      o     foreign   currency   fluctuations,   which   may   cause  a  foreign
            competitor's products to be priced significantly lower than our displays;

      o     the quality of our customer services;

      o     the efficiency of our production sources;

      o the rate at which customers incorporate our displays into their own products; and

      o     products or technologies introduced by our competitors.

FLUCTUATIONS IN THE EXCHANGE RATE OF THE UNITED STATES DOLLAR AND FOREIGN CURRENCIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE AND PROFITABILITY.

A portion of our costs is denominated in foreign currencies, including the Korean Won, the Euro and the Japanese Yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our costs of good sold and operating margins, and could result in exchange losses. We cannot fully predict the impact of future exchange rate fluctuations on our profitability. From time to time, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations, although we have not engaged in any such hedging activities to date. However, we cannot offer assurance that any hedging technique we may implement will be effective. If it is not effective, we may experience reduced operating margins.

OUR BUSINESS IS SIGNIFICANTLY AFFECTED BY CONDITIONS OR EVENTS OCCURRING IN THE ELECTRONICS INDUSTRY GENERALLY.

The electronics industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices, and production over-capacity. Since the electronics industry is cyclical in nature, we may experience substantial period-to-period fluctuations in future operating results because of general industry conditions or events occurring in the general economy.

OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

Our results of operations have varied significantly from quarter-to-quarter in the past and are likely to vary significantly in the future, which makes it difficult to predict our future operating results. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not meaningful and should not be relied upon as an indicator of our future performance. Some of the factors that cause our operating results to fluctuate include the following:

      o introductions of displays and market acceptance of new generations of displays;

      o     timing of expenditures in anticipation of future orders;

      o     changes in our cost structure;

      o     availability of labor and components;

      o     pricing and availability of competitive products and services;

      o     the timing of orders;

      o the volume of orders relative to the capacity we can contract to produce;

      o     evolution in the life cycles of customers' products; and

      o     changes or anticipated changes in economic conditions.

THE MARKET PRICE OF OUR COMMON SHARES IS HIGHLY VOLATILE.

The market price of our common shares has been highly volatile, reflecting among other things reported losses, receipts of additional financing and investors' perceptions about our business prospects. Other companies have found similar volatility correlates with class action securities lawsuits although to date we have not been a defendant in any such lawsuit. The trading price of our common shares in the future could continue to be subject to wide fluctuations in response to various factors, including the following:

      o     quarterly variations in our operating results;

      o actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

      o     public announcements regarding our business developments;

      o     changes in analysts' estimates of our financial performance;

      o     sales of large numbers of our common shares by our shareholders;

      o     general conditions in the electronics industry; and

      o     worldwide economic and financial conditions.

In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices for many high-technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations and other factors may adversely affect the market price of our common shares.

BY FURTHER INCREASING THE NUMBER OF OUR COMMON SHARES THAT MAY BE SOLD INTO THE MARKET, THIS AND OTHER OFFERINGS COULD CAUSE THE MARKET PRICE OF OUR COMMON SHARES TO DECREASE SIGNIFICANTLY, EVEN IF OUR BUSINESS OPERATIONS ARE PERFORMING WELL.

The Shares covered by this Prospectus represent approximately 6.80% of the total number of our common shares that are issued and outstanding as of December 31, 2004. Sales of these Shares, as well as the 2,000,000 common shares included in the Form S-3 "Shelf" Registration Statement filed by us concurrently with this filing, and common shares included in other currently effective Form S-3
Registration Statements of the Company rendered effective by the SEC on September 23, 2002, July 15, 2003, October 2, 2003, and December 3, 2003, respectively, into the public market, or the perception that future sales of these common shares could occur, might adversely affect the prevailing market price of our common shares in the near future.

OUR COMMON SHARES MAY NOT BE LIQUID.

Our common shares are currently traded on The NASDAQ SmallCap Market. Our shareholders may find that it is more difficult to sell our common shares than shares that are listed on The NASDAQ National Market, American Stock Exchange or New York Stock Exchange. The trading volume of our common shares has historically been adversely affected due to their limited marketability, but such volume has increased significantly in recent periods. Nevertheless, any substantial sales of our common shares may result in a material reduction in price, reflecting the volatility of the trading market for our common shares.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR ABILITY TO COMPETE COULD BE HARMED.

Our development and operations depend substantially on the efforts and abilities of our senior management and qualified technical personnel. Our products require sophisticated production, research and development and technical support. The competition for qualified management and technical personnel is intense. The loss of services of one or more of our key employees or the inability to add key personnel could have a material adverse affect on us; particularly since currently we do not have any insurance policies in place to cover that contingency. Our success will depend upon our ability to attract and retain highly qualified scientific, marketing, manufacturing, financial and other key management personnel. We face intense competition for the limited number of people available with the necessary technical skills and understanding of our products and technology. We cannot assure you that we will be able to attract or retain such personnel or not incur significant costs in order to do so. If we are unable to protect our intellectual property from use by third parties, our ability to compete in the industry will be harmed.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY AND OUR REGISTERED INTELLECTUAL PROPERTY.

We believe that our success depends in part on protecting our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality and assignment of inventions agreements from our employees, consultants and advisors and other contractual provisions, to establish and protect our intellectual property rights. Policing unauthorized use of our products and technology is difficult, however. Despite our efforts to protect our proprietary rights, we face the following risks:

      o     pending patent applications may not be issued;

      o     patents   issued   to  us  may  be   challenged,   invalidated,   or
            circumvented;

      o unauthorized parties may obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

      o others may independently develop similar technology or design around any patents issued to us;

      o breach of confidentiality agreements; o intellectual property laws may not protect our intellectual property; and

      o effective protection of intellectual property rights may be limited or unavailable in some foreign countries, such as China, in which we may operate. Specifically, although we consider the following unlikely because of the complex technological structure of our products, one or more of our current or prospective Chinese, Korean or Taiwanese customers, or their respective employees or other persons including our competitors, that have or gain access to our products for testing purposes, may seek to misappropriate or improperly convert to their own use our intellectual property and a lack of adequate remedies and impartiality under the Chinese, Korean and other foreign legal systems may adversely impact our ability to protect our intellectual property.

There can be no assurance that we will have adequate remedies in the event any of the foregoing materializes. Failure to protect our intellectual property would limit our ability to produce and market our products in the future, which would materially adversely affect our revenues generated by the sale of such products. In addition, third parties could assert that our products and technology infringe their patents or other intellectual property rights. As a result, we may become subject to future patent infringement claims or litigation, the defense of which is costly, time-consuming and diverts the attention of management and other personnel.

WE ARE CURRENTLY REVIEWING AND TESTING OUR MATERIAL INTERNAL CONTROL SYSTEMS, PROCESSES AND PROCEDURES AS REQUIRED UNDER REGULATION 404 OF THE SARBANES-OXLEY ACT OF 2002.

In accordance with the rules prescribed by the SEC and the Sarbanes-Oxley Act of 2002, we must periodically review and test our material internal control systems, processes and procedures to ensure compliance. There can be no assurance that such a review will not result in the identification of significant control deficiencies or material weaknesses or that our management and our independent registered public accounting firm will be able to attest to the adequacy of our internal controls. During our preparation of our quarterly report for the period ended September 30, 2004, we were advised by our former independent registered public accounting firm of the existence of a material weakness in our system of internal controls over the shipments, billing and revenue cycle. Although these control deficiencies did not result in a misstatement of revenues and/or receivables, they relate closely to assuring the fulfilling of critical components of revenue recognition criteria. As of this date, our Company does not have a separate Chief Financial Officer. Furthermore, our Audit Committee does not have a member who is deemed a "financial expert" as defined by the rules promulgated by the SEC, although a member of our Audit Committee does satisfy the NASDAQ's requirements for financial sophistication. These facts may constitute one or more control deficiencies or may be combined with other observations to determine the existence of such deficiencies. In the event that significant control deficiencies or material weaknesses are identified and/or if our management or independent registered public accounting firm does not attest to the adequacy of such controls, we may need to incur significant additional expenses to achieve compliance and we may incur other costs in connection with regulatory enforcement actions, any of which could negatively impact our business.

POLITICAL, ECONOMIC AND REGULATORY RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS MAY LIMIT OUR ABILITY TO DO BUSINESS ABROAD.

A substantial number of our customers, manufacturers and suppliers are located outside of the United States, principally in the Far East. Our international operations are subject to political and economic conditions abroad, and protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, any of which could adversely affect our ability to manufacture or sell displays in foreign markets and to purchase materials or equipment from foreign suppliers. Certain of our current purchase order agreements with customers are governed by foreign law and therefore, are subject to uncertainty with regard to their enforceability.

RISKS RELATED TO DOING BUSINESS IN CHINA MAY NEGATIVELY AFFECT OUR BUSINESS.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

A lack of adequate remedies and impartiality under the Chinese legal system may adversely impact our ability to do business in China and to enforce the agreements or purchase orders to which we are, or may become, a party.

At various times during recent years, the United States and China have had significant disagreements over political, economic and social issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect our ability to do business in China.

WE DO NOT PAY CASH DIVIDENDS.

We have never paid any cash dividends on our common shares and do not anticipate that we will pay cash dividends in the near future. Furthermore, under the terms of the November Financing, we are prohibited from paying cash dividends while the 2004 Notes issued in the November Financing remain outstanding. Instead, we intend to apply any future earnings to the expansion and development of our business.

                                ABOUT SPATIALIGHT

      We are in the business of manufacturing liquid crystal on silicon (LCoS) microdisplays that provide high resolution images suitable for applications including high definition television, rear projection computer monitors and video projectors, and potential applications such as those used in wireless communication devices, portable games and digital assistants. Our imagEngine(TM) microdisplays are designed for use in end products of original equipment manufacturers, and therefore we work closely with customers and prospective customers to incorporate our microdisplays into their final products. We currently lease clean room space in California where we manufacture our SpatiaLight imagEngine(TM) microdisplays. We believe that these facilities are suitable to meet our customers' current and immediate future product demand. We also believe that these current arrangements provide us with strong quality controls and effectively protect our proprietary technology in our products. Internal manufacturing is subject to certain risks described under "Risk Factors." Please see "General and Recent Developments" for a discussion of our construction and plans to open a new manufacturing facility in the Republic of Korea. We have patents and pending patent applications covering parts of our designs; however, the key designs of the circuitry in the silicon, drive electronics and liquid crystal assembly techniques are proprietary and not covered by patents.

      Our microdisplays are high-resolution liquid crystal displays. They are constructed with a silicon chip, a layer of liquid crystals and a glass cover plate in contrast to the more common construction of liquid crystals sandwiched between two glass plates. These displays are also known as and commonly referred to as liquid crystal on silicon (LCoS), liquid crystal displays (LCD), active matrix liquid crystal displays and spatial light modulators.

      We are currently offering two types of products to our customers and prospective customers, located primarily in Asia. One product is sets of three of our proprietary SpatiaLight imagEngine(TM) LCoS microdisplays (LCoS Sets). Our other product, the display unit, is comprised of three of our LCoS microdisplays fitted onto a light engine designed by SpatiaLight and Fuji Photo Optical Co., Ltd. (Fuji) and manufactured by Fuji. We currently manufacture two models of our LCoS microdisplays. The "T-1" model has a 1280 pixels by 960 pixels configuration and the new generation "T-3" model has a 1920 pixels by 1080 pixels configuration.

      The image on a microdisplay can be projected onto a screen or other surface for individual or group viewing or used in a portable application that is viewed through a magnifying device similar to a viewfinder. Potential microdisplay applications include:

      o     large-screen   rear-projection  television  systems,  in  both  high
            definition television format and standard television formats;

      o large-screen rear-projection computer monitors in a variety of resolutions;

      o     video projectors for applications such as presentations;

      o head-mounted displays which are used for virtual reality systems, defense, aerospace and gaming applications; and

      o other potential applications such as point of purchase displays, optical computing and data storage.

      Our technology uses liquid crystals and silicon chips. An advantage of these materials is that processes for working with them are already known and they may be produced more quickly than competing technologies offering comparable quality. By using existing manufacturing processes at our new manufacturing facility in the Republic of Korea, we believe we will be able to obtain economies of scale.

      The following is a summary of the current status of business:

      LG Electronics, Inc. (LGE)

      See "General and Recent Developments" for a discussion of our agreement with LGE.

      Chinese Customers and Prospective Customers

      To date, we have completed deliveries of our microdisplay products to our customers in limited commercial quantities. A substantial portion of such delivered products have been to our customers located in China. We have entered into business transactions with a significant number of customers and prospective customers in China. Current Chinese customers are at different stages in the development and product introduction processes, but at a slower rate than we originally anticipated. There have been no shipments to our Chinese customers in recent months, but we expect that shipments will resume in the first half of 2005. We are maintaining our plans to ship our products to our Chinese customers, although at a slower rate of shipment than originally expected.

      We are currently developing working relationships with other prospective customers, located primarily in Japan and other parts of the Pacific Rim region. While we have made significant progress with respect to product integration and negotiating purchase orders with certain of these prospective customers, we cannot assure that we will receive any purchase orders binding on any of these companies for their purchase of our products in the near future.

      In May 2004, we opened a representative office in Shanghai, China, for the purpose of conducting, coordinating and supporting our business relations with our Chinese customers and prospective customers.

      We believe that the addition of SpatiaLight Korea and the representative office in Shanghai will improve our ability to effectively conduct business in Korea, China and throughout other parts of Asia as well.

      Purchase Orders Being Negotiated

      We are currently negotiating the terms of purchase orders for our products with certain other prospective customers, primarily in Japan. There are significant open issues with respect to these prospective purchase orders that have to be finally negotiated, including prices and quantities of our products. We cannot assure whether we will receive any purchase orders binding on any of these companies for their purchase of our microdisplay products in the near future. Even assuming that we receive purchase orders that are binding on the prospective customers, these orders and our sales to these customers and to our existing customers are subject to certain contingencies described under "Risks Factors."

      Senior Secured Convertible Debt Financing

      See "General and Recent Developments" for a discussion of the November Financing.

STATE OF INCORPORATION AND PRINCIPAL OFFICE

      We were incorporated under the laws of the State of New York in 1989. Our executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares. Such proceeds will be received by the Selling Shareholders.

                              SELLING SHAREHOLDERS

      Certain of the common shares being offered by the Selling Shareholders are issuable upon conversion of the 2004 Notes (plus convertible notes issuable upon exercise by the Selling Shareholders of additional investment rights (AIRs) which were issued in the November Financing) and as interest on the 2004 Notes and the notes related to the AIRs. For additional information regarding the issuance of those Notes and AIRs, see "General and Recent Developments - Senior Secured Convertible Debt Financing." The remaining common shares being offered by the Selling Shareholders were issued upon exercises of unregistered warrants that were originally granted to a consultant in consideration for services rendered on our behalf.

      Bluegrass Growth Fund Ltd. and Bluegrass Growth Fund LP (together, Bluegrass), which are both selling shareholders, have been shareholders in our Company since 2002. An affiliate of Bluegrass served as a consultant to us in 2002. Mr. Ed Kim, a selling shareholder, has served as a consultant to us since 2003. Except for (i) the Selling Shareholders' ownership of the Shares, and (ii) the other relationships described in this paragraph, the Selling Shareholders have not had any material relationship with us within the past three years.

      We are registering the Shares in order to permit the Selling Shareholders to offer the Shares for resale from time to time.

      The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the common shares by each of the Selling Shareholders. The second column lists the number of common shares beneficially owned by each selling shareholder prior to this offering, based on its ownership of the 2004 Notes and AIRs, as of January 26, 2005, assuming conversion of all 2004 Notes (including convertible notes issuable upon exercise of all of the AIRs held by the Selling Shareholders), without regard to any limitations on conversions or exercise. The third column lists the common shares being offered by this Prospectus by the Selling Shareholders. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this Prospectus.

      With respect to the November Financing, in accordance with the terms of registration rights agreements with certain of the Selling Shareholders, this Prospectus generally covers the resale of the sum of up to (i) 150 % of the number of common shares issuable as interest on the 2004 Notes and the notes underlying the AIRs, assuming a conversion price of $5.08 per share with respect to all of such interest solely for the purpose of calculating the number of shares registered in this Registration Statement, (ii) the number of common shares issuable upon conversion of the 2004 Notes (including convertible notes issuable upon exercise of all of the AIRs, which were issued pursuant to a Securities Purchase Agreement) as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the 2004 Notes and the notes underlying the AIRs may be adjusted in certain limited circumstances, and the interest payable on the 2004 Notes and the notes underlying the AIRS may be adjusted, the number of shares that will actually be issued may therefore be more or less than the number of Shares being offered by this Prospectus.

      Under the terms of the 2004 Notes, a Selling Shareholder may not convert the 2004 Notes to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following such conversion or exercise, excluding for purposes of such determination common shares issuable upon conversion of the 2004 Notes which have not been converted and upon exercise of the additional investment rights which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                              MAXIMUM NUMBER OF SHARES
                                    NUMBER OF SHARES OWNED     TO BE SOLD PURSUANT TO      NUMBER OF SHARES
NAME OF SELLING SHAREHOLDER            PRIOR TO OFFERING        THIS PROSPECTUS(1)        OWNED AFTER OFFERING
---------------------------            -----------------        ------------------        --------------------
Portside Growth &                            1,292,378              1,292,378(7)                  0
Opportunity Fund (2)
Smithfield Fiduciary LLC (3)                 1,292,378              1,292,378(7)                  0

Bluegrass Growth Fund, LP (4)                 234,816                 234,816(8)                  0

Bluegrass Growth Fund, Ltd (5)                177,378                 177,378(9)                  0

Ed Kim (6)                                    50,0000                  50,000(10)                 0



         (1) The number of Shares to be sold by the Selling Shareholders in connection with the November Financing is based on (i) 100% of the number of Shares issuable to the Selling Shareholders upon conversion of the convertible notes (including convertible notes issuable upon exercise of AIRs), and (ii) 150% of the estimated number of common shares issuable to the Selling Shareholders as interest on the convertible notes (including convertible notes issuable upon exercise of the AIRs). In order to estimate the number of common shares issuable to the Selling Shareholders, we have made several assumptions. We have assumed (a) that all of the convertible notes are converted into common shares, (b) all of the AIRs have been exercised for additional convertible notes and all such additional convertible notes are converted into common shares, (c) the convertible notes (including convertible notes issuable upon exercise of the AIRs) converted into common shares at each installment date of the notes, as opposed to to conversion at the election of the Selling Shareholders, by reason of the forced conversion provision of the 2004 Notes, (d) subject to anti dilution provisions of the 2004 Notes the conversion price of all of the convertible notes (including convertible notes issuable upon exercise of the AIRs), for payment of such installments is $9.72, (e) the additional convertible notes are converted at the option of the holders immediately prior to the maturity of such notes, and (f) interest on the convertible notes is paid on each quarterly interest date and is paid in common shares based on an interest conversion price of $5.08, which is 100% of the average trading price of our common shares for the 10 day period ending January 27, 2005. These assumptions are set forth solely to estimate the number of common shares to register for resale. These assumptions may not, and likely will not, occur exactly as assumed. It is conceivable that more than the number of common shares we estimate to be issued will be issued. Except for the greater number of common shares which may be issued by reason of the anti dilution provisions of the convertible notes, if the number of Shares we issue to Selling Shareholders exceeds the number of common shares registered pursuant to the Registration Statement, of which this Prospectus forms a part, we will need to amend this Registration Statement, or file an additional registration statement, to increase the number of commons shares registered.

         (2) Ramius Capital Group, LLC (Ramius Capital) is the investment adviser of Portside Growth and Opportunity Fund (Portside) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

         (3) Highbridge Capital Management, LLC (Highbridge), is the trading manager of Smithfield Fiduciary LLC (Smithfield) and consequently has voting control and investment discretion over the common shares held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

         (4) Brian Shatz has voting control and investment discretion over securities held by Bluegrass Growth Fund, LP. Mr. Shatz disclaims beneficial ownership of the Common Stock held by Bluegrass Growth Fund, LP.

         (5) Brian Shatz has voting control and investment discretion over securities held by Bluegrass Growth Fund, Ltd. Mr. Shatz disclaims beneficial ownership of the Common Stock held by Bluegrass Growth Fund, Ltd.

         (6) Mr. Kim is an individual, residing in the United States.

         (7) Shares issuable under the November Financing.

         (8) Includes 172,317 Shares issuable under the November Financing and 62,500 Shares issued upon the exercise of an unregistered warrant acquired from Mr. Kim.

         (9) Includes 114,878 Shares issuable under the November Financing and 62,500 Shares issued upon the exercise of an unregistered warrant acquired from Mr. Kim.

         (10) Shares issued upon the exercise of an unregistered warrant issued for consulting services rendered to our Company.



                          DESCRIPTION OF COMMON SHARES

         Our Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 50,000,000 Common Shares, $.01 par value. As of January 26, 2005, 35,912,906 Common Shares were issued and outstanding.

         The holders of our Common Shares have equal ratable rights to dividends from funds legally available therefor, when and if declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of Common Shares upon the liquidation, dissolution or winding up of our affairs. We have not paid, and have no current plans to pay, dividends on our Common Shares. Holders of our Common Shares are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. All outstanding Common Shares are, and those offered hereby will be when issued, validly issued, fully paid and nonassessable. The holders of our Common Shares do not have cumulative voting rights, which means that the holders of a plurality of such outstanding Common Shares can elect all of our directors then standing for election.

         American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our Common Shares.

                              PLAN OF DISTRIBUTION

      We are registering the common shares issuable upon conversion of the 2004 Notes (including convertible notes issuable upon exercise of the AIRs) and in payment of interest on the 2004 Notes to permit the resale of these common shares by the holders of the 2004 Notes and AIRs from time to time after the date of this Prospectus. We are also registering the common shares issued from the exercise of warrants originally issued to a consultant. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

      The Selling Shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

o     in the over-the-counter market;

o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o through the writing of options, whether such options are listed on an options exchange or otherwise;

o     in  ordinary   brokerage   transactions  and  transactions  in  which  the
      broker-dealer solicits purchasers;

o in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o     in  purchases  by  a   broker-dealer   as  principal  and  resale  by  the
      broker-dealer for its account;

o in an exchange distribution in accordance with the rules of the applicable exchange;

o     in privately negotiated transactions;

o     in short sales;

o     in sales pursuant to rule 144;

o in which broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

o     in a combination of any such methods of sale; and

o     in any other method permitted pursuant to applicable law.

      If the Selling Shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The Selling Shareholders may also sell common shares short and deliver common shares covered by this Prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

      The Selling Shareholders may pledge or grant a security interest in some or all of the 2004 Notes, AIRs or common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this Prospectus or any amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this Prospectus. The Selling Shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

      The Selling Shareholders and any broker-dealer participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a Prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

      Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      There can be no assurance that any Selling Shareholder will sell any or all of the common shares registered pursuant to the shelf registration statement, of which this Prospectus forms a part.

      The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

      We will pay all expenses of the registration of the common shares pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this Prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

      Once sold under the registration statement, of which this Prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

                                  LEGAL MATTERS

      The legality of the Shares offered by this Prospectus is being passed upon by Bryan Cave LLP, New York, New York.

                                     EXPERTS

      The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                         WHERE TO FIND MORE INFORMATION

      We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

      You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-SEC-0330. You may also inspect this material free of charge at the SEC's web site at http://www.sec.gov. Finally, you may also inspect reports and other information concerning SpatiaLight at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. SpatiaLight Common Shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". SpatiaLight's Internet web site is located at http://www.spatialight.com.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to "incorporate by reference" information that we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC (File No. 000-19828) are incorporated in this Prospectus by reference:

      o Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 30, 2004.

      o The description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on February 5, 1992, under
            Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

      o Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2004, filed on May 13, August 11, and November 15, 2004, respectively.

      o Current Reports on Form 8-K filed with the SEC on December 6, 2004, December 10, 2004 and December 22, 2004.

      o     Current  Report on Form  8-K/A  filed with the SEC on  December  22,
            2004.

      All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Prospectus and before the termination of the offering of the Shares under this Prospectus shall be considered incorporated by reference in this Prospectus and be a part of this
Prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document, which also is considered to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Prospectus. We will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents that have been incorporated by reference in this Prospectus or the registration statement (other than exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Assistant Secretary of SpatiaLight, Inc., Five Hamilton Landing, Suite 100, Novato, California 94949 (telephone (415) 883-1693).

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Our Bylaws provide that we will indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of SpatiaLight and (b) any director or officer of SpatiaLight who served any other company in any capacity at the request of SpatiaLight, in the manner and to the maximum extent set forth in the Business Corporation Law of the State of New York; and SpatiaLight may at the discretion of the Board indemnify all other corporate personnel to the extent permitted by law.

      In addition, our Certificate of Incorporation provides that no director shall be liable to SpatiaLight or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (relating to the making of illegal distributions to shareholders or loans to directors).

      At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of SpatiaLight as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SpatiaLight as provided above, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

================================================================================

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE INDICATED BELOW DOES NOT MEAN THAT THE INFORMATION IS STILL CORRECT AS OF ANY SUBSEQUENT DATE.



                                SPATIALIGHT, INC.

                             3,046,950 COMMON SHARES




                                   PROSPECTUS

                               _____________, 2005



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table itemizes the costs and expenses incurred by us in connection with the offering of the Shares being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item                                                             Amount
----                                                          -----------
SEC Registration Fee....................................       $1,807.48
Accounting fees and expenses............................      $10,000.00*
Legal fees and expenses.................................       $8,500.00*
Miscellaneous expenses..................................       $       0*
Total...................................................      $20,307.48


----------
*     Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Restated Certificate of Incorporation, as amended, of the Registrant, filed November 6, 1991 (the "Restated Certificate"), provides in relevant part at paragraph 7, that

              The directors of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity occurring after the adoption of the provisions authorized in this certificate of incorporation, provided, however, that the provisions contained herein shall not eliminate such directors' liability if a judgment or other final adjudication adverse to the director establishes that (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law; (ii) that the director personally gained a financial profit or other advantage to which the director was not legally entitled; or (iii) that the directors' acts violated the provisions of Section 719 of the New York Business Corporation Law.

      Sections 721 through 726 of the New York Business Corporation Law provide the statutory basis for the indemnification by a corporation of its officers and directors when such officers and directors have acted in good faith, for a purpose reasonably believed to be in the best interests of the corporation, and subject to specified limitations set forth in the New York Business Corporation Law.

      As authorized by Article V of the Registrant's Bylaws, directors and officers of the Registrant, and certain of the Registrant's employees, have been availed of the broadest scope of permissible indemnification coverage consistent with the New York Business Corporation Law. Article V of the Registrant's Bylaws provides as follows:

      5.1 INDEMNIFICATION. The Corporation shall indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by law.

      5.2 AUTHORIZATION. The provisions for indemnification set forth in Section
5.1 hereof shall not be deemed to be exclusive. The Corporation is hereby authorized to further indemnify its directors or officers in the manner and to the extent set forth in (i) a resolution of the shareholders, (ii) a resolution of the directors, or (iii) an agreement providing for such indemnification, so long as such indemnification shall not be expressly prohibited by the provisions of the Business Corporation Law of New York.

      The foregoing provisions provide for the indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The SEC takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 16. EXHIBITS.

      The following exhibits are filed with this Registration Statement unless otherwise indicated:

Exhibit No.          Description of Exhibit
-----------          ----------------------

1.1 Form of Underwriting Agreement with respect to common shares. +

3.1 Certificate of Incorporation, as amended (Amendments to document filed as Exhibit 3.1 to the Company's Amendment No. 1 to Form S-3 Registration Statement filed November 18, 1999).

3.2 Bylaws (incorporated by reference to Exhibit B to the Company's Form 8-K filed February 7, 1995).

4.3                  Form of Common Stock Certificate.

5.1                  Opinion of Bryan Cave LLP.*

23.1                 Consent of BDO Seidman, LLP, Independent  Registered
                     Public Accounting Firm.

23.2                 Consent  of  Bryan  Cave  LLP  (included  as part of
                     Exhibit 5.1).

24.1                 Power of attorney (included on signature page).

----------

+ To be filed by amendment or by a report on Form 8-K, to the extent applicable, in connection with an offering.
* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

      a.    The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

      provided, however, that paragraphs a(1)(i) and a(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on January 28, 2005.

                                  SPATIALIGHT, INC.

                                  By:  /s/ ROBERT A. OLINS
                                      ------------------------------------------
                                      Robert A. Olins
                                      Chief Executive Officer, Principal
                                      Financial and Accounting Officer,
                                      Secretary and Treasurer

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Olins, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                Title                                     Date
---------                                -----                                     ----
/s/ Robert A. Olins                      Chief Executive Officer, Secretary,       January 28, 2005
---------------------------------        Treasurer and Director
Robert A. Olins

*/s/ Lawrence J. Matteson                Director                                  January 28, 2005
 --------------------------------
 Lawrence J. Matteson

*/s/ Claude Piaget                       Director                                  January 28, 2005
 --------------------------------
 Claude Piaget

*/s/ Robert C. Munro                                                               January 28, 2005
 --------------------------------
 Robert C. Munro                         Director


*By: /s/ ROBERT A. OLINS                                                           January 28, 2005
     -------------------
         Robert A. Olins
         (Attorney-in-fact)

EXHIBIT INDEX


Exhibit No.                 Description of Exhibit
-----------                 ----------------------

1.1 Form of Underwriting Agreement with respect to the common shares. +
3.1 Certificate of Incorporation, as amended (Amendments to document filed as Exhibit 3.1 to the Company's Amendment No. 1 to Form S-3 Registration Statement filed November 18, 1999).
3.2 Bylaws (incorporated by reference to Exhibit B to the Company's Form 8-K filed February 7, 1995).
4.3              Form of Common Stock Certificate.
5.1              Opinion of Bryan Cave LLP. *
23.1             Consent of BDO Seidman, LLP, Independent  Registered
                 Public Accounting Firm.
23.2             Consent of Bryan Cave LLP (included as part of Exhibit 5.1).
24.1             Power of attorney (included on signature page).

----------
+ To be filed by amendment or by a report on Form 8-K, to the extent applicable, in connection with an offering.
* To be filed by amendment.